UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 12, 2022

First Wave BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FWBI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 12, 2022, the holders of 81.3% of the outstanding shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), of First Wave BioPharma, Inc. (the “Company”) permanently waived for themselves and all other holders of the Series B Preferred Stock the Series B Exchange Right (as defined below) with respect to any Subsequent Financing (as defined below) occurring on or after January 1, 2022 (the “Waiver”).  Holders of Series B Preferred Stock as of the April 27, 2022 record date were entitled to notice of and to consent to the Waiver (the “Record Holders”).

Pursuant to the Certificate of the Designations, Powers, Preferences and Rights creating the Series B Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 16, 2020 (the “Certificate of Designations”), in the event of any issuance by the Company or any of its subsidiaries of its common stock, par value $0.0001 (the “Common Stock”), or Common Stock equivalents for cash consideration or a combination of units thereof (a “Subsequent Financing”), each holder of the Company’s Series B Preferred Stock had the right, subject to certain exceptions set forth in the Certificate of Designations, at its option, to exchange (in lieu of cash subscription payments) all or some of the Series B Preferred Stock then held (with a value per share of Series B Preferred Stock equal to the stated value of each share of Series B Preferred Stock, or $7,700.00, plus accrued and unpaid dividends thereon, of the Series B Preferred Stock) for any securities or units issued in a Subsequent Financing on a dollar-for-dollar basis (the “Series B Exchange Right”).

Pursuant to the terms of the Certificate of Designations, the written consent of the holders of at least a majority of the Series B Preferred Stock outstanding was required to consent to the Waiver (the “Required Consent”).  The Company requested that the Record Holders consent to the Waiver by executing and delivering a joinder to the Waiver Agreement (as defined below). The execution and delivery of the joinder to the Waiver Agreement was deemed, for purposes of Section 228 of the General Corporation Law of the State of Delaware, to be an action by written consent in lieu of a meeting to approve the Waiver.  The Company’s solicitation of consents to the Waiver terminated in accordance with its terms at 5:00 p.m., Eastern time, on May 12, 2022 (the “Expiration Date”). The Record Holders who consented to the Waiver prior to the Expiration Date are referred to herein as the “Consenting Holders.”

The Required Consent has been obtained from the Consenting Holders and the solicitation has terminated in accordance with its terms as of the Expiration Date.  The Waiver was effective immediately upon the Expiration Date and is binding on all holders of the Series B Preferred Stock, including those holders that did not timely consent to the Waiver prior to the Expiration Date.  The Waiver will also be applicable to any future holder of Series B Preferred Stock. A notation of the Waiver will be made on the books and records of the Company’s transfer agent and a legend reflecting the Waiver will be placed on any physical share certificate representing shares of Series B Preferred Stock.

Pursuant to the terms of a Waiver Agreement entered into by the Company and the Consenting Holders (the “Waiver Agreement”), the Company has permanently reduced the exercise price of the Series B Warrants originally issued on July 16, 2020 (the “Warrants”) held by the Consenting Holders to $0.25 per share or, in the case of Consenting Holders who are officers and directors of the Company, $0.3294 (the “Exercise Price Reduction”).  Only Consenting Holders are entitled to the Exercise Price Reduction.  Warrants to purchase an aggregate of approximately 251,742 shares of Common Stock received the Exercise Price Reduction which was effective as of the Expiration Date.

The foregoing description of the Waiver Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Waiver Agreement, the form of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

To the extent responsive to the requirements of Item 3.03 of Form 8-K, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description
10.1	Form of Waiver Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Wave BioPharma, Inc.

May 12, 2022	By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	Chief Executive Officer